SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

                Chiquita Brands International, Inc.
(Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement), if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-
6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction
          applies:
          _________________________________________

     2)   Aggregate number of securities to which transaction
          applies:
          _________________________________________

     3)   Per unit price or other underlying value of
          transaction computed pursuant to Exchange Act
          Rule 0-11: (Set forth the amount on which the
          filing fee is calculated and state how it was
          determined):
          _________________________________________

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          _________________________________________

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          ___$125.00________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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     1)   Amount Previously Paid:
          _________________________________________

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     3)   Filing Party:
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     4)   Date Filed:
          _________________________________________

Notes:

     CHIQUITA BRANDS INTERNATIONAL,
INC.

             Chiquita Center
          250 East Fifth Street
         Cincinnati, Ohio  45202


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




       To be Held on May 10, 1995




To Our Shareholders:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Chiquita Brands International, Inc. ("Chiquita" or the "Company"). The meeting will be held in the Continental Room of the Omni Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio at 10:00 a.m. on Wednesday, May 10, 1995, for the following purposes:

     -  To elect eight directors; and

to consider any other matters that may properly come before the meeting or any adjournment of the meeting.




                         Carl H. Lindner
                         Chairman of the Board and
                            Chief Executive Officer
April 7, 1995



TO ENSURE THAT YOUR SHARES ARE VOTED AT THE
MEETING, PLEASE VOTE, SIGN, DATE AND PROMPTLY
RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE
PROVIDED.  PROXIES MAY BE REVOKED AT ANY TIME
PRIOR TO THE MEETING BY GIVING WRITTEN NOTICE OF
REVOCATION TO THE COMPANY'S SECRETARY, BY GIVING
A LATER DATED PROXY, OR BY ATTENDING THE MEETING
AND VOTING IN PERSON.

             PROXY STATEMENT
   Chiquita Brands International, Inc.
     Annual Meeting of Shareholders
              May 10, 1995




              INTRODUCTION

     This Notice of Annual Meeting of Shareholders and proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual
Meeting of Shareholders to be held at 10:00 a.m. on Wednesday, May 10, 1995, and any adjournment of the meeting.

     The approximate mailing date of this proxy statement and the accompanying proxy card is April 7, 1995.

     At the Annual Meeting, shareholders will be asked to elect eight directors and to transact any other business that may properly come before the meeting and any adjournment of the meeting.

          VOTING AT THE MEETING

Voting Securities Outstanding

     As of March 29, 1995, the record date for determining shareholders entitled to vote at the meeting (the "Record Date"), the Company had two classes of voting securities outstanding consisting of 50,225,422 shares of Capital Stock, $.33 par value ("Common Stock"), and 648,310 shares of Mandatorily
Exchangeable Cumulative Preference Stock, Series C ("Series C Shares"). The Series C Shares are represented by $1.32 Depositary Shares ("Depositary Shares"), each of which represents ownership of one-fifth of a Series C Share. As of the Record Date, there were 3,241,546 Depositary Shares outstanding. Each share of Common Stock and each Depositary Share is entitled to one vote on each matter to be presented at the meeting.

Proxies and Voting

     Shareholders may vote in person or by proxy at the meeting. Proxies given may be revoked at any time before they are voted at the meeting by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or by appearing at the meeting and voting in person.

     Unless a contrary direction is indicated, a properly executed proxy card will be voted "FOR" the election of the nominees proposed by the Board of Directors. The management of Chiquita is not aware of any business to be acted upon at this meeting other than as is described in this proxy statement, but in the event any other business should properly come before the meeting, the proxy holders (as indicated on the proxy card) will vote the proxies according to their best judgment in the interests of the Company.

     Information concerning the vote required for the election of directors is provided under the caption "Election of Directors."

Voting of Depositary Shares and Shares Held by Trustees of
Plans

     Securities Transfer Company, which serves as Depositary for the Series C Shares, will vote all Depositary Shares in accordance with instructions received from the holders of such shares. Each holder of Depositary Shares has received a proxy card for the purpose of instructing the Depositary. No Depositary Shares may be voted by the Depositary without such instruction. The votes of the Depositary Shares are aggregated and voted by means of a vote of the Series C Shares.

     Shares held in the Chiquita Dividend Reinvestment Plan are voted by the registered holders of such shares on a single proxy card which includes the number of whole shares of Common Stock held in the Plan account as well as the number of shares registered in the shareholder's name.

     If a shareholder participates in the Chiquita Savings and Investment Plan, the John Morrell & Co. Salaried Employees
Incentive Savings Plan (together referred to as the "Savings
Plans"), the Chiquita Associate Stock Purchase Plan (the "ASPP"), or the Friday Canning Corporation Employee Stock Ownership
Plan (the "Friday ESOP"), the proxy card serves as the voting instruction to the respective trustees of the plans. Shares held in these four plans are voted by their respective trustees as directed by the plan participants. The voting instructions of participants in the Friday ESOP are tabulated by Star Bank, N.A. and forwarded to the trustee in the aggregate to ensure the confidentiality of the votes. Shares held in the ASPP or the Friday ESOP will not be voted unless a proxy card is signed and returned. However, if participants in the Savings Plans do not vote their shares by returning their proxy cards, their shares will be voted by the respective trustees in the same proportion as shares that are voted by other participants in the Savings Plans.

                      PRINCIPAL SHAREHOLDERS

     As of April 4, 1995, the only persons known by the Company to be the beneficial owners of more than five percent of any class of the outstanding voting securities of the Company are:

                                          Amount and
Name and Address of                        Nature of     Percent
Beneficial Owner      Title of Class       Ownership    of Class

American Premier Group, Inc.Common Stock22,987,640(1)        46%
  ("American Premier") and its
  subsidiaries
One East Fourth Street
Cincinnati, Ohio 45202

Great American Insurance CompanySeries C Shares200,000(2)    31%
  (an indirect wholly-owned
  subsidiary of American Premier)
580 Walnut Street
Cincinnati, Ohio 45202

(1)   Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, and Keith E. Lindner (the "Lindner Family"),
      the beneficial owners of 49.9% of American Premier's Common Stock, share with American
      Premier voting and investment power with respect to the shares of Chiquita's Common Stock owned by American Premier.  American Premier and the Lindner Family may be deemed to be controlling persons of the Company.

(2)   Represented by 1,000,000 Depositary Shares.

      SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table shows the number of shares of the Company's Common Stock, Series C
Shares, and $2.875 Non-Voting Cumulative Preferred Stock, Series A (the "Series A Shares") beneficially owned by each current director and executive officer named in this proxy statement, and by all directors and executive officers as a group as of April 4, 1995.

                    Common Stock   Series C SharesSeries A Shares
                         Percent           Percent        Percent
  Name     Shares(1)(2) of Class    Sharesof Class Sharesof Class

Robert F. Kistinger221,924(3)  *
Carl H. Lindner23,027,008(3)(4)46% 200,000     (4)    31%
Keith E. Lindner37,215(3)(4)   *    117(3)       *
S. Craig Lindner38,730(4)      *
Fred J. Runk124,837(3)         *
Jean Head Sisco23,730          *
Jos P. Stalenhoef54,298(3)     *
William W. Verity2,700         *
Oliver W. Waddell3,700         *
Ronald F. Walker38,730         *
Steven G. Warshaw103,800(3)    *                      100      *
All directors and
executive officers as a
group (14 persons)23,879,127(3)47% 200,117     31%    100       *
_______________
*Less than 1%

(1)Fractional shares are rounded down to the nearest whole share.

(2)Includes shares of Common Stock which the named director or executive officer has the right to acquire within 60 days after April 4, 1995, through the exercise of stock options, in the following amounts: Robert F. Kistinger, 214,550 shares; Carl H. Lindner, 37,200 shares; Keith E. Lindner, 30,000 shares; S. Craig Lindner, 38,730 shares; Fred J. Runk, 112,200 shares; Jean Head Sisco, 8,730 shares; Jos P. Stalenhoef, 44,280 shares; William W. Verity, 2,700 shares; Oliver W. Waddell, 2,700 shares; Ronald F. Walker, 38,730 shares; Steven G. Warshaw, 100,125 shares; and all directors and executive officers as a group, 757,331 shares.

(3)Does not include shares acquired in the Company's Savings and Investment Plan after December 31,
   1994, as to which information is not yet available.

(4)Includes as to Carl H. Lindner, but not as to Keith E. Lindner or S. Craig Lindner, 22,987,640 shares of Common Stock and 200,000 Series C Shares, represented by 1,000,000 Depositary Shares, held by American Premier and its subsidiaries.  Carl H. Lindner, Keith E. Lindner and S. Craig Lindner
   beneficially own shares of American Premier common stock as follows:  11,775,349 (22.7%),
   6,010,555 (11.7%), and 3,889,235 (7.6%), respectively.  See "Principal Shareholders."

   In addition to the American Premier Common Stock owned by Carl H. Lindner, Keith E. Lindner and
S. Craig Lindner (described in footnote 4 above), as of April 4, 1995, directors and executive officers of the
Company owned shares of American Premier Common Stock and American Financial Corporation

("AFC") Preferred Stock as follows:  Fred J. Runk owned 657 shares of American Premier Common Stock and 842 shares of AFC Series E Preferred Stock, 10,340 shares of AFC Series F Preferred Stock and 27 shares of AFC Series G Preferred Stock (the foregoing represent less than 1% of the outstanding shares of each of AFC's Series E, Series F and Series G Preferred Stock); Ronald F. Walker owned 9,524 shares of American Premier Common Stock; and Steven G. Warshaw owned 100 shares of American Premier
Common Stock.  All directors and executive officers as a group owned 21,694,320 shares of American
Premier Common Stock, which represents 41.7% of the total outstanding shares.

            ELECTION OF DIRECTORS

 The Board of Directors has nominated eight directors for election to hold office until the next Annual Meeting and until their successors are elected and qualified. If any nominee should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors. No proxy may be voted for more than eight nominees.

Nominees for Director

 The nominees for election as a director are CARL H. LINDNER, KEITH
E. LINDNER, S. CRAIG LINDNER, FRED J. RUNK, JEAN HEAD SISCO,
WILLIAM W. VERITY, OLIVER W. WADDELL and RONALD F. WALKER.
All of the nominees are continuing directors who were elected at the Company's Annual Meeting of Shareholders held May 11, 1994.
 The following biographical information has been furnished by the nominees.

 Carl H. Lindner, a director since 1976, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1984. He is also Chairman of the Board and Chief Executive Officer of American Premier. American Premier was formed to acquire and own all of the outstanding common stock of both AFC and American Premier
Underwriters, Inc. in a transaction which was consummated in April
1995. Mr. Lindner has been Chairman of the Board and Chief Executive Officer of AFC since it was founded over 35 years ago and has been Chairman of the Board and Chief Executive Officer of American Premier Underwriters, Inc. since 1987. American Premier is a holding company operating through indirect, wholly-owned and majority-owned subsidiaries and other companies in which it beneficially owns significant equity interests. These companies operate in a variety of financial businesses, including property and casualty insurance, annuities, and portfolio investing. In non-financial areas, these companies have substantial operations in the food products industry through its ownership in Chiquita, and in radio and television station operations through its ownership in Citicasters Inc. Mr. Lindner also serves as Chairman of the Board of the following companies: American Annuity
Group, Inc., AFC, American Financial Enterprises, Inc., American
Premier, American Premier Underwriters, Inc. and Citicasters Inc.
American Premier owns a substantial beneficial interest (over 35%) in each of the other companies listed. Age 75.

 Keith E. Lindner, a director since 1984, has been President and Chief Operating Officer of the Company since 1989 and President of its Chiquita Brands, Inc. subsidiary since 1986. He was Senior Executive Vice President of the Company from 1986 until 1989. He is also a director of American Premier. Age 35.

 S. Craig Lindner, a director since 1984, has been President and a director of American Annuity Group, Inc. ("AAG") since 1993. AAG, through its subsidiaries, is engaged in the sale of annuities. He has also been Senior Executive Vice President of American Money Management
Corporation, a subsidiary of

AFC which provides investment services to AFC and its subsidiaries, for more than five years. He is also a director of American Premier, American Premier Underwriters, Inc. and Citicasters Inc. Age 40.

 Fred J. Runk, a director since 1984, has been a Vice President of the Company since 1984. He was the Company's Chief Financial Officer from 1984 to 1994 and Treasurer of the Company from 1985 to 1988.
Mr. Runk has served as Vice President and Treasurer of AFC for over five years. He is also a director of American Financial Enterprises, Inc. Age 52.

 Jean Head Sisco, a director since 1976, has been a Partner in Sisco Associates, management consultants, for more than five years. She is also a director of K-Tron International, Inc., McArthur Glen Realty Corp., The Neiman Marcus Group, Inc., Santa Fe Pacific Corporation, Santa Fe Pacific Gold Corp., Textron Inc., and Washington Mutual Investors Fund. Age 69.

 William W. Verity, a director since 1994, has served as Chairman and Chief Executive Officer of ENCOR Holdings, Inc. ("ENCOR") since 1991. ENCOR develops and manufactures plastic molded components through two majority-owned subsidiaries, ENCOR Technologies, Inc. and Compression Engineering, Inc. ENCOR is a subsidiary of Leaver Corp., an investment holding company, of which Mr. Verity also serves as Chairman. He served as President of Leaver Corp. from 1987 through 1993. Age 36.

 Oliver W. Waddell, a director since 1994, retired in 1993 as Chairman, President and Chief Executive Officer of Star Banc Corporation, a multi-state bank holding company. Prior to his retirement, Mr. Waddell had served in an executive capacity with Star Banc Corporation for more than five years. He is a director of Star Banc Corporation and CINergy Corp. Age 64.

 Ronald F. Walker, a director since 1984, has served as President, Chief Operating Officer and a director of AFC for more than five years. He was President and Chief Operating Officer of Chiquita from 1984 to 1989. He is also a director of AAG, American Financial Enterprises, Inc., and Tejas Gas Company. Age 56.

 Keith E. Lindner and S. Craig Lindner are sons of Carl H. Lindner.

 In December 1993, Great American Communications Company, which subsequently changed its name to Citicasters Inc., completed a comprehensive financial restructuring which included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner and Fred J. Runk were executive officers of that company within two years before its bankruptcy reorganization.

Required Vote

 Directors of the Company are elected by a plurality of the votes cast in the election. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum but will not be counted as votes cast in the election of directors. There is no provision for cumulative voting in the election of directors.

 Chiquita has been informed that American Premier intends to vote its shares "FOR" all of the nominees.

           THE BOARD OF DIRECTORS

 During 1994, Chiquita's Board of Directors held four meetings and took action by unanimous written consent on one occasion. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which that director served during 1994.

Committees of the Board

 Chiquita's Board of Directors has three standing committees: an Executive Committee, an Audit Committee and a Compensation
Committee.  The Board does not have a Nominating Committee.

 Executive Committee.  The Board has appointed Carl H. Lindner, Keith
E. Lindner and Ronald F. Walker as members of the Company's
Executive Committee. The Executive Committee is permitted under New Jersey law and the Company's By-laws to perform substantially all of the functions of the Board of Directors, except By-law changes, changes in directors, removal of officers, submission of matters requiring shareholder action, and changes in resolutions adopted by the Board which by their terms may be changed only by the Board. During 1994, the Executive Committee held no meetings but took action by unanimous written consent ten times.

 Audit Committee. During 1994, the Audit Committee was composed of Jean Head Sisco, William W. Verity and Oliver W. Waddell. The functions of the Audit Committee include reviewing Chiquita's financial and accounting policies and annual and quarterly financial statements; meeting with the Company's internal audit staff and independent auditors to review the scope of the annual audit, reviewing the progress and results of the audit, and considering any recommendations as a result of the audit and any management response to such recommendations;
and recommending to the Board of Directors the selection of Chiquita's independent auditors. During 1994, the Audit Committee held four meetings with the Company's independent auditors, internal audit staff, and members of management.

 Compensation Committee.  During 1994, the Compensation
Committee was composed of Jean Head Sisco and Oliver W. Waddell.
The Compensation Committee evaluates the performance, and reviews and approves all compensation of the Company's executive officers and certain other designated senior executives; establishes general compensation policies and standards for evaluation of all other senior management; and evaluates and monitors long-range planning for executive development and succession. Additionally, the Compensation Committee administers the Company's 1986 Stock Option and Incentive Plan. The Compensation Committee held three meetings during 1994.

Board Compensation

 Directors who are not employees of the Company (S. Craig Lindner, Jean Head Sisco, William W. Verity, Oliver W. Waddell and Ronald F. Walker) each receive an annual fee of $40,000 plus $1,500 for each Board meeting attended. Additionally, Carl H. Lindner receives $15,000 per year as Chairman of the Executive Committee; Jean Head Sisco receives $15,000 per year as Chairman of the Audit Committee and $7,500 per year as a member of the Compensation Committee; William
W. Verity receives $7,500 per year as a member of the Audit Committee; and Oliver W. Waddell receives $7,500 per year as a member of the Audit Committee and $7,500 per year as a member of the Compensation Committee.

 Pursuant to the Company's 1986 Stock Option and Incentive Plan (the "Plan"), each non-employee director receives a non-qualified stock option award for 10,000 shares of the Company's Common Stock on the date first elected or appointed a director and receives an additional stock option award for 10,000 shares each year thereafter. All options awarded to non-employee directors have an exercise price equal to the fair market value of the Common Stock on the date of award. The options have a 20 year term and vest over a ten year period, with 9% of the shares exercisable on the date of grant and an additional 9% exercisable on each anniversary of the grant date, except in the tenth year when the remaining 10% become exercisable.

                      EXECUTIVE COMPENSATION

Summary Information

   The following table summarizes the annual and long-term compensation of the Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers of the Company for the fiscal years 1994, 1993 and 1992.  A report on executive compensation by the Compensation Committee of the Board of Directors appears on page 11 of this proxy statement.

SUMMARY COMPENSATION TABLE

                                         Long-Term
                                      Compensation
                                        Securities
                                        Underlying   All Other
   Name and      Annual Compensation  Stock OptionCompensation
Principal PositionYearSalary($)(1)Bonus($)(1)(2)Grants(#)(2)($)(3)
____________________________________________________________________________________
Carl H. Lindner 1994$415,000(4)      -0-       -0-     $ 4,452
Chairman of the Board1993410,000(4)  -0-       -0-       8,102
and Chief Executive1992410,000(4)    -0-       -0-       8,963
Officer
____________________________________________________________________________________
Keith E. Lindner1994$1,030,000$      -0-       -0-     $19,727
President and Chief19931,030,000 837,000       -0-      18,141
Operating Officer19921,030,000       -0-       -0-      14,471
____________________________________________________________________________________
Steven G. Warshaw1994 $300,000  $330,000    80,000     $14,256
Executive Vice President,1993300,385360,000 80,000      13,382
Chief Administrative1992200,000  225,000    40,000      16,544
Officer and Chief
Financial Officer
____________________________________________________________________________________
Robert F. Kistinger(5)1994$300,000$250,000  30,000     $59,053
Senior Executive1993   300,385   325,000    60,000      52,966
Vice President, Chiquita
Banana Group (Worldwide)
____________________________________________________________________________________
Jos P. Stalenhoef(5)1994$250,000$157,500    15,000     $26,772
President       1993   250,192   165,000    60,000      24,214
Chiquita Banana,
North American Division
____________________________________________________________________________________

(1)Includes amounts deferred under the Company's Deferred Compensation Plan.

(2)1994 bonuses were paid and stock options were granted in February 1995, based on performance in
   1994.

(3)Amounts disclosed for 1994 are comprised of the following:

       (a)Company contributions to the Savings and Investment Plan:  Carl H. Lindner, $2,550;
          Keith E. Lindner, $15,300; Steven G. Warshaw, $10,800; Robert F. Kistinger, $10,800; and
          Jos P. Stalenhoef, $11,386.
       (b)Company matching contributions on excess deferrals from the Savings and Investment
          Plan to the Deferred Compensation Plan as a result of IRS limitations on the amount which can be deferred under a 401(k) savings plan:  Robert F. Kistinger, $10,512; and Jos P.
          Stalenhoef, $6,999.
       (c)Above market interest (assuming the highest rate payable under the Company's Deferred
          Compensation Plan, which provides a graduated interest schedule conditioned upon continuation of service) calculated (but not paid or currently payable) on deferred compensation:  Keith E. Lindner, $4,379; Steven G. Warshaw, $1,566; Robert F. Kistinger,
          $35,440; and Jos P. Stalenhoef, $7,991.
       (d)Term life insurance premiums paid by the Company: Carl H. Lindner, $1,902; Keith E.
          Lindner, $48; Steven G. Warshaw, $1,890; Robert F. Kistinger, $2,301; and Jos P.
          Stalenhoef, $396.

(4)Includes amounts received as Chairman of Executive Committee of $15,000 in 1994 and $10,000 in
   1993 and 1992.

(5)Robert F. Kistinger and Jos P. Stalenhoef are executive officers of wholly-owned subsidiaries of the
   Company and were first named executive officers of the Company in 1993.  Accordingly, information for 1992 is not presented.

Stock Option Grants

   The following table contains information concerning grants of stock options to the named executive officers under the Company's 1986 Stock Option and Incentive Plan.

          OPTION GRANTS IN RESPECT OF FISCAL YEAR 1994(1)

                                                              Individual Grants

                 Number of % of Total
                Securities    Options Exercise
                Underlying Granted to  or Base         Grant Date
                   OptionsEmployees forPrice(3)Expiration Present
Name         Granted(#)(2)    1994(1)   ($/Sh)    DateValue($)(4)

Carl H. Lindner        -0-          -        -       -          -

Keith E. Lindner       -0-          -        -       -          -

Steven G. Warshaw   80,000       4.6%   $13.19  2/3/15   $410,000

Robert F. Kistinger 30,000       1.7%   $13.19  2/3/15   $154,000

Jos P. Stalenhoef   15,000        .9%   $13.19  2/3/15  $  77,000

(1)   Options were granted February 3, 1995, based on performance in 1994.

(2)   Options vest over a ten year period with 9% immediately exercisable on the date of the grant and an additional 9% exercisable on each anniversary of the grant date thereafter until February 3, 2005 when the remaining 10% will be exercisable.

(3)   Exercise price is equal to the fair market value (average of the high and low selling prices on the
      New York Stock Exchange) of shares of Chiquita's Common Stock on the date of grant.

(4)   The grant date present value was calculated using a variation of the Black-Scholes option pricing model.  The assumptions used in the model included (a) an expected Chiquita stock price volatility of .43; (b) a risk-free interest rate of 7.8%; and (c) a dividend yield of 1.6%.  In addition, the Black-Scholes model output was modified by (a) a 10% discount to reflect the non-
      transferability of the options and (b) a 25% discount to reflect the risk of forfeiture (5% per year probability) due to restrictions on exercise of the option in accordance with the ten year vesting provisions.  Whether the assumptions used will prove accurate cannot be known at the date of grant.  The actual value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.

Option Exercises, Holdings and Year-End Values

 The following table summarizes the value of all outstanding options for the named executive officers as of
December 31, 1994.

                AGGREGATED OPTION EXERCISES IN 1994
                  AND 1994 YEAR-END OPTION VALUE

                             Number of Securities
                  Shares               UnderlyingValue of Unexercised
                Acquired      Unexercised OptionsIn-the-Money Options
                      on    Valueat December 31, 1994at December 31, 1994(1)
  Name          Exercise RealizedExercisableUnexercisableExercisableUnexercisable

Carl H. Lindner      -0-     $-0-  37,200  12,800 $139,365     $-0-

Keith E. Lindner     -0-     $-0-  30,000     -0- $139,365     $-0-

Steven G. Warshaw    -0-     $-0-  91,050 143,950 $114,907 $198,525

Robert F. Kistinger  -0-     $-0- 196,850 123,150 $ 48,441 $153,350

Jos P. Stalenhoef    -0-     $-0-  42,930 113,220 $ 35,353 $152,631

(1) Does not include options granted in February 1995, based on performance in 1994.

(2) Value is calculated as the difference between the fair market value of the Common Stock on December
    31, 1994 ($13.3125 per share) and the exercise price of the options.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

   The Compensation Committee of the Board of Directors (the
"Committee") is composed of Jean Head Sisco and Oliver W. Waddell who are independent outside directors. The Committee is charged with responsibility for reviewing the performance and establishing the individual compensation of the executive officers named in the Summary Compensation Table ("Executive Officers"), as well as approving the compensation of other key executives. The Committee also establishes general compensation policies and standards for reviewing management performance. In carrying out this function, the Committee ensures that the Company's compensation philosophy is appropriate to its business and is implemented effectively through its various policies and programs.

Compensation Philosophy

   The Company's compensation philosophy is to motivate and reward the achievement of long-term growth in shareholder value. To achieve this objective, the Company has adopted a program called the Total Compensation System which is designed to: (i) base cash and non-cash rewards on both individual and Company performance; (ii) encourage stock ownership in order to align the interests of management with those of shareholders; and (iii) emphasize the importance of management's commitment to the long-term success of the Company.

   The program has three basic elements of compensation - base salary, bonus awards and stock options - which are designed to attract, motivate and retain dedicated, talented people who are capable of
achieving the Company's long-term objectives.   These three elements
of total compensation are reviewed annually in connection with the appraisal of each manager's performance against pre-established goals and objectives as well as the Company's performance during the year. The program is used to establish the total compensation of managers at many levels of the Company, including each of the Executive Officers, except for the Chief Executive Officer ("CEO") whose compensation is discussed below.

Compensation of Executive Officers Other Than CEO

   The primary factors considered by the Committee in establishing the total annual cash compensation (salary plus bonus award) of each Executive Officer except for the CEO are: (i) the responsibilities of the position; (ii) the executive's potential impact on the annual financial and longer-term strategic results of the Company; (iii) the long-term contributions of the executive; and (iv) the performance against pre-established objectives which emphasize business unit and/or total
Company financial results.

   Base Salary.   Base salaries are established according to each
executive's position, responsibilities and long-term contribution. Base salaries are not adjusted annually but are adjusted only when the Committee, after soliciting the opinions of senior management, judges that an Executive Officer's responsibilities and/or long-term contribution have changed sufficiently to warrant a change in base salary.

   Bonus Awards.   The Executive Officers' bonus awards are
determined in accordance with the Company's Management Incentive
Plan, an annual cash bonus incentive plan which covers most management positions. Under the Plan, each management position has an annual target bonus which is expressed as a percentage of base salary and is principally determined according to the position's potential impact on Company results. Base salary and target bonus are coordinated so that the combined amount provides a total annual cash compensation level which, in the Committee's judgment, is appropriate for the position and the individual Executive Officer.

   Bonus awards are determined by measuring the Executive Officer's performance against annual objectives in the following three categories (the relative weight assigned to each category is indicated in parenthesis): (1) Team Profit Achievement Objectives (40%), which include return on investment or similar objectives for the relevant business unit(s); (2) Individual Profit Achievement Objectives (40%), which include cost, revenue, volume, and quality objectives appropriate to the individual; and (3) Management Achievement, Strategy and Organization Development Objectives (20%), which include development and implementation of business strategies and organizational effectiveness programs.

   Accomplishment of each objective is rated quantitatively and a weighted average overall performance rating is calculated. The overall performance rating determines the percentage of the target bonus to be paid, subject to Compensation Committee review and approval. Actual bonus awards may range from zero percent of the target bonus (for overall performance which does not meet annual objectives) to 200 percent of target (for overall performance which far exceeds objectives). The Plan provides for payout of approximately 100 percent of target bonus if the overall annual performance objectives are met.

   Stock Options. Stock options are used to reward past performance and motivate future performance, especially long-term performance. Stock options vest over a ten year period with nine percent exercisable immediately upon the grant date and an additional nine percent exercisable on each anniversary of the grant until the tenth anniversary when the final ten percent becomes exercisable.
The Company's options have a 20 year exercise period and are priced at fair market value on the date of grant. The unusually long vesting and exercise periods and market pricing are specifically intended to motivate management decisions which will be in the shareholder's best long-term interests and to aid in the retention of executive talent.

   Targets for stock option awards are based on the capital value of the grant (the number of stock options granted multiplied by the market price of the option) and are established as a percentage of the targeted total annual cash compensation (annual salary plus target bonus). Relating stock option award targets to the capital investment required to purchase an equivalent number of shares of stock is consistent with the Company's philosophy that management should be rewarded when it is successful in increasing the value of the Company's securities. Stock option award targets increase as the responsibility, base salary and target bonus of a position increases. The Company believes that market comparisons are not meaningful for the Company's stock option award targets because of the unusually long vesting and exercise periods of the Company's options.

   Actual stock option awards may be larger or smaller than award targets depending on a number of factors which are considered by the Committee, including the Executive Officer's performance against his annual objectives (described above under Bonus Awards), changes in responsibility, future potential, management succession, and the number of stock options awarded to the Executive Officer in prior years.

Compensation of Chief Executive Officer in 1994

   In 1994, Mr. Carl H. Lindner, Chairman and Chief Executive Officer, received an annual base salary of $400,000 and did not receive either a bonus or a stock option award. Mr. Lindner's base salary has remained the same since 1988 and during that time, he has received no bonuses or stock option awards, except for a stock option award of 20,000 shares which was granted to each director in 1991. In establishing Mr.
Lindner's compensation for 1994, the Committee considered the fact that
Mr. Lindner had significant responsibilities as an executive officer of AFC and its subsidiaries and affiliates. Although Mr. Lindner devoted time to matters more directly related to other enterprises, the Committee believes his total compensation from the Company for 1994 was appropriate and reasonable. This judgment is based on the Committee's conclusion that Mr. Lindner has fully and effectively discharged the responsibilities of his position with the Company to the Company's
substantial benefit.   The Committee believes that Mr. Lindner's strong
leadership, guidance and direction to the Company since he assumed the position of Chairman of the Board and Chief Executive Officer in 1984 has contributed to the long-term growth in shareholder value, as demonstrated by the graph on page 16 showing the cumulative total shareholder return over the ten year period from 1984 to 1994.

Compensation of President and Chief Operating Officer in 1994

   In 1994, Mr. Keith Lindner, President and Chief Operating Officer, received a base salary of $1,030,000 which is the same salary he received in 1992 and 1993.  Mr. Lindner's base salary was set at its current level in 1992 in recognition of his significant contributions to the Company since 1984 when he first became associated with the
Company.   The Committee established Mr. Lindner's 1994 target bonus
at 100 percent of his base salary in consideration of his potential impact on the overall performance of the Company and the achievement of its objectives. As a result of the Company's overall financial results for 1994, the Committee did not award Mr. Lindner a bonus for 1994. Mr.
Lindner received a bonus of $837,000 in 1993 and no bonus in 1992.
Mr. Lindner did not receive any stock options for 1994.

Compensation of Other Executive Officers in 1994

   The base salaries of Steven G. Warshaw, Robert F. Kistinger and
Jos P. Stalenhoef remained the same in 1994 as in 1993. The target bonuses for these executives ranged from 70 percent to 100 percent of base salary. While these Executive Officers as a group met or exceeded many of their 1994 objectives, certain objectives related to the financial performance of their respective business units were not achieved.
Consequently, the bonuses paid to these Executive Officers in 1994 totalled $737,500 as compared to $850,000 paid in 1993.

   The Executive Officers received stock option awards for their performance in 1994 totalling 125,000 shares compared to 200,000 shares granted to these executives in 1993. The awards were based on a number of considerations specific to each individual, including the target award level, the individual's contributions, any increase in responsibilities and the total number of shares granted in previous awards.

   The Committee did not review or consider compensation surveys when determining the 1994 bonus and stock option awards granted to Executive Officers. The Committee's decisions were based on the Committee's conclusion that several key 1994 objectives had been achieved, such as the modification of the Company's capital structure by the refinancing of outstanding debt to lower carrying costs, the continued progress in reducing overhead costs, the further integration of key business units to improve efficiencies of operation, the sale of certain non-banana companies and the restructuring of the remaining non-banana operations, and the development of long-range plans for more ecologically-sound banana operations.

Tax Deductibility of Compensation Over $1 Million

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and four other highest paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are satisfied. In 1994, the Company amended its 1986 Stock Option and Incentive Plan to ensure that compensation resulting from the exercise of stock options awarded under the Plan will be fully deductible to the Company.

   While the Company's bonus plan does not meet all of the requirements for deductibility, the Committee believes that the bonus plan is an effective means of delivering performance-based pay and is an important part of the Company's Total Compensation System. The Committee believes that at this time it would not be in the best interests of the Company or its shareholders to change its Total Compensation System, which applies to managers at many levels of the Company.
Thus, the Committee will continue to use the current system of managing compensation of Executive Officers in 1995 but will continue to study the future consequences of compliance with Section 162(m).


                          Compensation Committee:
                          Jean Head Sisco
                          Oliver W. Waddell

       COMMON STOCK PERFORMANCE GRAPHS

   The following performance graphs compare Chiquita's cumulative shareholder return over a five-year and ten-year period, assuming $100 invested at December 31, 1989 and December 31, 1984, respectively, in Chiquita Common Stock, in the Standard & Poors Stock Index, and in an industry group index of fourteen other fruit and vegetable companies. The ten-year graph compares Chiquita's performance over the entire period since 1984 when the current management assumed responsibility for managing the Company. Total shareholder return is based on the increase in the price of the stock and assumes the reinvestment of all dividends. The industry group is composed of: Dole Food Co., Inc., Geest PLC, Fyffes PLC, The Albert Fisher Group PLC, Perkins Foods, Stokely USA, Inc., Seneca Foods Corporation, United Foods, Inc., Dean Foods Co., Orange-Co., Inc., Del Monte Royal Foods Ltd., Sylvan Foods Holdings, Inc., Northland Cranberries, Inc. and Odwalla, Inc. Curtis-Burns Foods Inc. has been deleted from the industry group because it is no longer a publicly traded company and information is not available. As a result, the industry group now also includes Del Monte Royal Foods Ltd., Sylvan Foods Holdings, Inc., Northland Cranberries, Inc. and Odwalla, Inc. Total return was weighted according to market capitalization of each company at the beginning of each period.

                 CHIQUITA BRANDS INTERNATIONAL, INC.
                Cumulative Total Returns (1989-1994)

           12/89   12/90  12/91   12/92   12/93   12/94

Chiquita     100     187    237     106      73      88
S&P 500      100      97    126     136     150     152
Fruit &      100     103    105      92      93      77
Veg. Related

                 CHIQUITA BRANDS INTERNATIONAL, INC.
                Cumulative Total Returns (1984-1994)

           12/84   12/85  12/86   12/87   12/88   12/89

Chiquita     100     259    311     431     470     505
S&P 500      100     132    156     164     191     252
Fruit &      100     127    154     170     213     264
Veg. Related

           12/90   12/91  12/92   12/93   12/94

Chiquita     944   1,196    534     369     442
S&P 500      244     318    343     377     382
Fruit &      283     272    209     222     197
Veg. Related

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chiquita and its subsidiaries have had and expect to continue to have transactions with Chiquita's directors, officers, principal shareholders, their affiliates and members of their families. Chiquita believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to Chiquita.

During 1987, a Chiquita subsidiary entered into a credit agreement which provides for maximum borrowings of $26.5 million from a U.S. government agency. Simultaneously, the agency assigned its rights under the agreement to an AFC subsidiary. Borrowings bear interest at a rate of 7.75% per annum to the AFC subsidiary and are guaranteed by the government agency. The highest amount outstanding during 1994 was $6.0 million and the balance of the loan was repaid in full in 1994.

During 1994, the Company and its subsidiaries, including John Morrell &
Co., sold meat products, bananas and juice products to Thriftway, Inc. and United Dairy Farmers, Inc. for amounts totalling $16,938,000 and $285,000, respectively. Richard E. Lindner, a brother of Carl H. Lindner and a director of AFC, was the principal owner of Thriftway, Inc., during 1994. Robert D. Lindner, a brother of Carl H. Lindner and a director of AFC, together with members of his family, are the principal owners of United Dairy Farmers, Inc.

The Company estimates that its subsidiaries paid approximately $116,000 for advertising time on radio and television stations owned by an AFC affiliate during 1994.

In 1994, the Company paid approximately $208,000 to Provident Travel Corporation for travel related services. Provident Travel Corporation is a subsidiary of AFC.

In 1993, the Company entered into an arrangement for the sublease of office space to AAG, a subsidiary of AFC. This arrangement expires in April 1998 and requires annual base rent of $297,126, plus operating expenses of approximately $360,000. In 1994, the Company received a total of $654,000 pursuant to this sublease. Beginning March 1, 1995, AAG subleased additional office space from the Company at an annual base rent of $56,918 plus operating expenses of approximately $60,000.

In 1994, the Company donated ten million bananas to the citizens of Russia for which AFC reimbursed the Company $1.5 million.

             INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP served as the Company's independent auditors for 1994. Ernst & Young LLP also serves as independent auditors for AFC and many of its other subsidiaries. One or more representatives of that firm will attend the Annual Meeting and will be given the opportunity to comment, if they desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year, since it is Chiquita's practice not to select independent auditors prior to the Annual Meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange.
Officers, directors and beneficial owners of more than ten percent also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all
Section 16(a) filing requirements were complied with during 1994.

            SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses in forwarding proxies and proxy material to the beneficial owners. Solicitations may also be made by officers and regular employees of the Company, without additional compensation, by use of the mails, telephone, telegraph or by personal calls. The Company has retained Kissel-Blake, Inc., New York,
New York, to assist in the distribution and solicitation of proxies at a cost of $4,500 plus reasonable out-of-pocket expenses.

                 ANNUAL REPORT

The Company's annual report to shareholders, including financial statements, for the fiscal year ended December 31, 1994 has previously been mailed to shareholders.

 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Shareholder proposals for the 1996 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company at the Company's executive offices by December 8, 1995 in order to be considered for inclusion in the proxy materials.

                 MISCELLANEOUS

The Company will send, without charge, a copy of the Company's current annual report on Form 10-K to any holder of Common Stock or Depositary Shares who makes a request in writing to Joseph W. Hagin
II, Vice President, Corporate Affairs, Chiquita Brands International, Inc., Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202.

                       By order of the Board of Directors,




                       Charles R. Morgan
                       Vice President, General Counsel and
                       Secretary


Cincinnati, Ohio
April 7, 1995

      CHIQUITA BRANDS INTERNATIONAL, INC.
           Proxy for Annual Meeting

Registration Name and Address

                                             P
                                             R
                                             O
                                             X
                                             Y

The undersigned hereby appoints Keith E. Lindner and Fred J. Runk, or either of them, proxies of the undersigned, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all shares of Common Stock and all Series C Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 10, 1995 at 10:00 a.m., and any adjournment of such meeting.

The Board of Directors recommends a vote FOR the following:

1.  Election of Directors:

[ ]FOR AUTHORITY to elect[ ]WITHHOLD AUTHORITY
the nominees listed below     to vote for all
(except those whose names     nominees listed
 have been crossed out)                 below

        Carl H. Lindner      Keith E. Lindner
       S. Craig Lindner          Fred J. Runk
        Jean Head Sisco     William W. Verity
      Oliver W. Waddell      Ronald F. Walker

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment of the meeting.
_____________________________________________________________
Dated: ___________, 1995Signature:______________________
                       Signature:______________________
(If held jointly) Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.

This proxy, when properly executed, will be voted in the manner dictated herein by the above signed shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES
FOR DIRECTOR.

To vote your shares, please mark, sign, date and return this proxy card using the enclosed envelope.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS.